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                                                                    EXHIBIT 23.2


              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


         We consent to the incorporation by reference in the registration statement of Furr's/Bishop's, Incorporated on Form S-8 (File No. 333-11291) of our report dated March 28, 1996, regarding our audits of the consolidated balance sheet of Furr's/ Bishop's, Incorporated and subsidiaries as of January 2, 1996, and the related consolidated statements of operations, stockholders' deficit and cash flows and financial schedules for the 52-week year ended January 2, 1996, and the 53-week year ended January 3, 1995, which report is included in the Annual Report on Form 10-K for the fiscal year ended December 31, 1996.



/s/
DELOITTE & TOUCHE L.L.P.



Dallas, Texas
March 19, 1998